                      SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                                SCHEDULE 13G
                               (RULE 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                             PURSUANT TO 13d-2
                          (Amendment No.       )*
                                         ------

                            Whittaker Corporation
                            ---------------------
                              (Name of Issuer)

                                Common Stock
                                ------------
                       (Title of Class of Securities)

                                966680 40 7
                                -----------
                              (CUSIP Number)

                               July 2, 1998
                               ------------
               (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     / / Rule 13d-1(b)

     /X/ Rule 13d-1(c)

     / / Rule 13d-1(d)


-----------------------------
1   The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

------------------------------                     ----------------------------
CUSIP No. 966680 40 7                  13G             Page 2 of 9 Pages
------------------------------                     ----------------------------

-------------------------------------------------------------------------------
  1  NAMES OF REPORTING PERSONS.
         CANYON CAPITAL ADVISORS LLC
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

-------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a)  /X/ (b)  / /
-------------------------------------------------------------------------------
  3  SEC USE ONLY

-------------------------------------------------------------------------------
  4  CITIZENSHIP OR PLACE OF ORGANIZATION
         DELAWARE
-------------------------------------------------------------------------------
       NUMBER                 5  SOLE VOTING POWER
     OF SHARES                         2,124,550
    BENEFICIALLY             --------------------------------------------------
      OWNED BY                6  SHARED VOTING POWER
        EACH                           0
     REPORTING               --------------------------------------------------
       PERSON                 7  SOLE DISPOSITIVE POWER
        WITH:                          2,124,550
                             --------------------------------------------------
                              8  SHARED DISPOSITIVE POWER
                                       0
-------------------------------------------------------------------------------
  9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON
         2,124,550
-------------------------------------------------------------------------------
 10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*                                                        / /
-------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         19.0%
-------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
         OO
-------------------------------------------------------------------------------

                * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                     ----------------------------
CUSIP No. 966680 40 7                  13G             Page 3 of 9 Pages
------------------------------                     ----------------------------

-------------------------------------------------------------------------------
  1  NAMES OF REPORTING PERSONS.
         THE JULIS FAMILY LIMITED PARTNERSHIP
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

-------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a)  /X/ (b)  / /
-------------------------------------------------------------------------------
  3  SEC USE ONLY

-------------------------------------------------------------------------------
  4  CITIZENSHIP OR PLACE OF ORGANIZATION
         DELAWARE
-------------------------------------------------------------------------------
       NUMBER                 5  SOLE VOTING POWER
     OF SHARES                         0
    BENEFICIALLY             --------------------------------------------------
      OWNED BY                6  SHARED VOTING POWER
        EACH                           2,124,550
      REPORTING              --------------------------------------------------
       PERSON                 7  SOLE DISPOSITIVE POWER
       WITH:                           0
                             --------------------------------------------------
                              8  SHARED DISPOSITIVE POWER
                                       2,124,550
-------------------------------------------------------------------------------
  9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON
         2,124,550
-------------------------------------------------------------------------------
 10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*                                                        / /
-------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         19.0%
-------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
         PN
-------------------------------------------------------------------------------

                * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                     ----------------------------
CUSIP No. 966680 40 7                  13G             Page 4 of 9 Pages
------------------------------                     ----------------------------

-------------------------------------------------------------------------------
  1  NAMES OF REPORTING PERSONS.
         THE JOSHUA S. FRIEDMAN FAMILY LIMITED PARTNERSHIP
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

-------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a)  /X/ (b)  / /
-------------------------------------------------------------------------------
  3  SEC USE ONLY

-------------------------------------------------------------------------------
  4  CITIZENSHIP OR PLACE OF ORGANIZATION
         DELAWARE
-------------------------------------------------------------------------------
       NUMBER                 5  SOLE VOTING POWER
     OF SHARES                         0
    BENEFICIALLY             --------------------------------------------------
      OWNED BY                6  SHARED VOTING POWER
        EACH                           2,124,550
      REPORTING              --------------------------------------------------
       PERSON                 7  SOLE DISPOSITIVE POWER
       WITH:                           0
                             --------------------------------------------------
                              8  SHARED DISPOSITIVE POWER
                                       2,124,550
-------------------------------------------------------------------------------
  9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON
         2,124,550
-------------------------------------------------------------------------------
 10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*                                                        / /
-------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         19.0%
-------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
         PN
-------------------------------------------------------------------------------

                * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                     ----------------------------
CUSIP No. 966680 40 7                  13G             Page 5 of 9 Pages
------------------------------                     ----------------------------

-------------------------------------------------------------------------------
  1  NAMES OF REPORTING PERSONS.
         THE EVENSEN FAMILY LIMITED PARTNERSHIP
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

-------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a)  /X/ (b)  / /
-------------------------------------------------------------------------------
  3  SEC USE ONLY

-------------------------------------------------------------------------------
  4  CITIZENSHIP OR PLACE OF ORGANIZATION
         DELAWARE
-------------------------------------------------------------------------------
       NUMBER                 5  SOLE VOTING POWER
     OF SHARES                         0
    BENEFICIALLY             --------------------------------------------------
      OWNED BY                6  SHARED VOTING POWER
        EACH                           2,124,550
      REPORTING              --------------------------------------------------
       PERSON                 7  SOLE DISPOSITIVE POWER
       WITH:                           0
                             --------------------------------------------------
                              8  SHARED DISPOSITIVE POWER
                                       2,124,550
-------------------------------------------------------------------------------
  9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON
         2,124,550
-------------------------------------------------------------------------------
 10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*                                                        / /
-------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         19.0%
-------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
         PN
-------------------------------------------------------------------------------

                * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                     ----------------------------
CUSIP No. 966680 40 7                  13G             Page 6 of 9 Pages
------------------------------                     ----------------------------

-------------------------------------------------------------------------------
  1  NAMES OF REPORTING PERSONS.
         MITCHELL R. JULIS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

-------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a)  /X/ (b)  / /
-------------------------------------------------------------------------------
  3  SEC USE ONLY

-------------------------------------------------------------------------------
  4  CITIZENSHIP OR PLACE OF ORGANIZATION
         UNITED STATES
-------------------------------------------------------------------------------
       NUMBER                 5  SOLE VOTING POWER
     OF SHARES                         0
    BENEFICIALLY             --------------------------------------------------
      OWNED BY                6  SHARED VOTING POWER
        EACH                           2,124,550
      REPORTING              --------------------------------------------------
       PERSON                 7  SOLE DISPOSITIVE POWER
       WITH:                           0
                             --------------------------------------------------
                              8  SHARED DISPOSITIVE POWER
                                       2,124,550
-------------------------------------------------------------------------------
  9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON
         2,124,550
-------------------------------------------------------------------------------
 10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*                                                        / /
-------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         19.0%
-------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
         IN
-------------------------------------------------------------------------------

                * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                     ----------------------------
CUSIP No. 966680 40 7                  13G             Page 7 of 9 Pages
------------------------------                     ----------------------------

-------------------------------------------------------------------------------
  1  NAMES OF REPORTING PERSONS.
         JOSHUA S. FRIEDMAN
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

-------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a)  /X/ (b)  / /
-------------------------------------------------------------------------------
  3  SEC USE ONLY

-------------------------------------------------------------------------------
  4  CITIZENSHIP OR PLACE OF ORGANIZATION
         UNITED STATES
-------------------------------------------------------------------------------
       NUMBER                 5  SOLE VOTING POWER
     OF SHARES                         0
    BENEFICIALLY             --------------------------------------------------
      OWNED BY                6  SHARED VOTING POWER
        EACH                           2,124,550
      REPORTING              --------------------------------------------------
       PERSON                 7  SOLE DISPOSITIVE POWER
       WITH:                           0
                             --------------------------------------------------
                              8  SHARED DISPOSITIVE POWER
                                       2,124,550
-------------------------------------------------------------------------------
  9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON
         2,124,550
-------------------------------------------------------------------------------
 10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*                                                        / /
-------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         19.0%
-------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
         IN
-------------------------------------------------------------------------------

                * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                     ----------------------------
CUSIP No. 966680 40 7                  13G             Page 8 of 9 Pages
------------------------------                     ----------------------------

-------------------------------------------------------------------------------
  1  NAMES OF REPORTING PERSONS.
         R. CHRISTIAN B. EVENSEN
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

-------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a)  /X/ (b)  / /
-------------------------------------------------------------------------------
  3  SEC USE ONLY

-------------------------------------------------------------------------------
  4  CITIZENSHIP OR PLACE OF ORGANIZATION
         UNITED STATES
-------------------------------------------------------------------------------
       NUMBER                 5  SOLE VOTING POWER
     OF SHARES                         0
    BENEFICIALLY             --------------------------------------------------
      OWNED BY                6  SHARED VOTING POWER
        EACH                           2,124,550
      REPORTING              --------------------------------------------------
       PERSON                 7  SOLE DISPOSITIVE POWER
       WITH:                           0
                             --------------------------------------------------
                              8  SHARED DISPOSITIVE POWER
                                       2,124,550
-------------------------------------------------------------------------------
  9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON
         2,124,550
-------------------------------------------------------------------------------
 10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*                                                        / /
-------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         19.0%
-------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
         IN
-------------------------------------------------------------------------------

                * SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(a).     NAME OF ISSUER:

               Whittaker Corporation

ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               1955 N. Surveyor Avenue
               Simi Valley, California 93063

ITEM 2(a).     NAME OF PERSON FILING:

               This schedule is being filed on behalf of the following persons*:

               (i)    Canyon Capital Advisors LLC ("CCA")
               (ii)   The Julis Family Limited Partnership ("Julis L.P.")
               (iii) The Joshua S. Friedman Family Limited Partnership ("Friedman L.P.")
               (iv)   The Evensen Family Limited Partnership ("Evensen L.P.")
               (v)    Mitchell R. Julis
               (vi)   Joshua S. Friedman
               (vii)  R. Christian B. Evensen

               * Attached as Exhibit A is a copy of an agreement between the Persons filing (as specified hereinabove) that this
                      Schedule 13G is being filed on behalf of each of them.

ITEM 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE:

               The principal business office of the persons comprising the group filing this Schedule 13G is located at 9665 Wilshire Boulevard, Suite 200, Beverly Hills, CA 90212.

ITEM 2(c).     CITIZENSHIP:

               CCA:                         a Delaware limited liability company
               Julis L.P.:                  a Delaware limited partnership
               Friedman L.P.:               a Delaware limited partnership
               Evensen L.P.:                a Delaware limited partnership
               Mitchell R. Julis:           United States
               Joshua S. Friedman:          United States
               R. Christian B. Evensen:     United States

ITEM 2(d).     TITLE OF CLASS OF SECURITIES:

               The class of securities beneficially owned by the persons filing this statement is common stock.


                                       9 of 12

ITEM 2(e).     CUSIP NUMBER:

               96668 0 407

ITEM 3.        IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(c).  CHECK THIS
               BOX:  /X/

ITEM 4.        OWNERSHIP:

               The information in items 1 and 5 through 11 on the cover pages (pp. 2-6) on Schedule 13G is hereby incorporated by reference.

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following. / /

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

               CCA is an investment advisor to various managed accounts with the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities. The members of CCA are the Julis L.P., the Friedman L.P., and the Evensen L.P. Mssrs. Julis, Friedman and Evensen are the general partners, respectively, of the Julis L.P., the Friedman L.P. and the Evensen L.P.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
               COMPANY:

               Not applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP:

               Not applicable.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP:

               Not applicable.


                                       10 of 11

ITEM 10.       CERTIFICATION

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the pupose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  July 10, 1998

CANYON CAPITAL ADVISORS LLC.                 THE EVENSEN FAMILY
a Delaware limited liability company              LIMITED PARTNERSHIP,
                                             a Delaware limited partnership

By:  The Evensen Family
       Limited Partnership
     a Delaware limited partnership,         By:  /s/ R. Christian B. Evensen
     its authorized member                        -----------------------------
                                                  Name: R. Christian B. Evensen
                                                  Title: General Partner

By:  /s/ R. Christian B. Evensen
     ------------------------------
     Name: R. Christian B. Evensen           THE JULIS FAMILY
     Title: General Partner                       LIMITED PARTNERSHIP,
                                             a Delaware limited partnership

MITCHELL R. JULIS
                                             By:  /s/ Mitchell R. Julis
                                                  -----------------------------
/s/ Mitchell R. Julis                             Name: Mitchell R. Julis
-----------------------------                     Title: General Partner
Mitchell R. Julis

R. CHRISTIAN B. EVENSEN                      THE JOSHUA S. FRIEDMAN FAMILY
                                                  LIMITED PARTNERSHIP,
                                             a Delaware limited partnership
/s/ R. Christian B. Evensen
-----------------------------
R. Christian B. Evensen

                                             By:  /s/ Joshua S. Friedman
                                                  -----------------------------
JOSHUA S. FRIEDMAN                                Name:  Joshua S. Friedman
                                                  Title: General Partner

/s/ Joshua S. Friedman
-----------------------------
Joshua S. Friedman

                                       11 of 11

EXHIBIT A

                           AGREEMENT REGARDING JOINT FILING

     The undersigned hereby agree and consent to the joint filing on their behalf of this Schedule 13G in connection with their beneficial ownership of the common stock of Whittaker Corporation

Dated:  July 10, 1998

CANYON CAPITAL ADVISORS LLC,                 THE EVENSEN FAMILY
a Delaware limited liability company             LIMITED PARTNERSHIP,
                                             a Delaware limited partnership

By:  The Evensen Family
       Limited Partnership
     a Delaware limited partnership,         By:  /s/ R. Christian B. Evensen
     its authorized member                        -----------------------------
                                                  Name: R. Christian B. Evensen
                                                  Title: General Partner

By:  /s/ R. Christian B. Evensen
     ------------------------------
     Name: R. Christian B. Evensen
     Title: General Partner                  THE JULIS FAMILY
                                                  LIMITED PARTNERSHIP,
                                             a Delaware limited partnership

MITCHELL R. JULIS
                                             By:  /s/ Mitchell R. Julis
                                                  -----------------------------
/s/ Mitchell R. Julis                             Name: Mitchell R. Julis
-----------------------------                     Title: General Partner
Mitchell R. Julis

R. CHRISTIAN B. EVENSEN                      THE JOSHUA S. FRIEDMAN FAMILY
                                                  LIMITED PARTNERSHIP,
                                             a Delaware limited partnership
/s/ R. Christian B. Evensen
-----------------------------
R. Christian B. Evensen

                                             By:  /s/ Joshua S. Friedman
                                                  -----------------------------
JOSHUA S. FRIEDMAN                                Name: Joshua S. Friedman
                                                  Title: General Partner
/s/ Joshua S. Friedman
-----------------------------
Joshua S. Friedman